Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 13, 2019 (September 9, 2019 as to the effect of the stock split described in Note 2) relating to the consolidated financial statements of Datadog, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new revenue accounting standard) appearing in the Prospectus dated September 18, 2019 filed by the Company, pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Company’s Registration Statement No. 333-233428 on Form S-1, as amended.

/s/ Deloitte & Touche LLP

New York, New York

September 23, 2019